NEWS FROM:		Exhibit 99.1

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 286-1307

GRIFFIN ANNOUNCES 2014 SECOND QUARTER RESULTS

NEW YORK, NEW YORK (July 10, 2014) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) reported 2014 second quarter total revenue from continuing operations of $5,341,000, a loss from continuing operations of ($225,000) and a basic and diluted loss from continuing operations per share of ($0.04) as compared to total revenue from continuing operations of $6,388,000, a loss from continuing operations of ($394,000) and a basic and diluted loss from continuing operations per share of ($0.08) for the 2013 second quarter. Griffin’s results from continuing operations reflect its real estate business, Griffin Land, LLC (“Griffin Land”).

Griffin reported income from discontinued operations of $390,000 and basic and diluted income from discontinued operations per share of $0.07 in the 2014 second quarter as compared to income from discontinued operations of $282,000 and basic and diluted income from discontinued operations per share of $0.06 in the 2013 second quarter. For the 2014 second quarter, Griffin reported net income of $165,000 and basic and diluted net income per share of $0.03 as compared to a net loss of ($112,000) and a basic and diluted net loss per share of ($0.02) in the 2013 second quarter.

Griffin’s slightly lower loss from continuing operations in the 2014 second quarter as compared to the 2013 second quarter principally reflects lower interest expense in the 2014 second quarter (due to interest being capitalized in the 2014 second quarter versus no interest capitalized in the 2013 second quarter) and a loss on debt extinguishment of $286,000 in the 2013 second quarter, partially offset by lower operating income in the 2014 second quarter as compared to the 2013 second quarter. The lower operating income reflects a lower gain on property sales in the 2014 second quarter as compared to the 2013 second quarter. Revenue and gain on property sales in both periods included only the recognition of revenue and gains from property sales that were closed in the respective previous years and were accounted for using the percentage of completion method under which revenue and gain are recognized as construction of required offsite improvements is completed. Rental revenue and profit from Griffin Land’s rental operations increased in the 2014 second quarter as compared to the 2013 second quarter due principally to the rental revenue from Griffin Land’s 228,000 square foot Lehigh Valley industrial building in the 2014 second quarter more than offsetting the reduction of rental revenue from leases in place in the 2013 second quarter that subsequently expired and were not renewed. The Lehigh Valley industrial building was built on speculation in 2012, with rental revenue from a full building lease starting in the 2013 third quarter. Griffin Land has recently completed construction, on speculation, of a 303,000 square foot industrial building in the Lehigh Valley on land adjacent to the building completed in fiscal 2012 and fully leased in 2013. This new building is not yet leased.

For the 2014 six month period, Griffin reported total revenue from continuing operations of $10,400,000, a loss from continuing operations of ($1,323,000) and a basic and diluted loss from continuing operations per share of ($0.26) as compared to total revenue from continuing operations of $12,013,000, income from continuing operations of $1,290,000 and basic and diluted income from continuing operations per share of $0.25 for the 2013 six month period.

Griffin reported income from discontinued operations of $118,000 and basic and diluted income from discontinued operations per share of $0.03 in the 2014 six month period as compared to a loss from discontinued operations of ($92,000) and a basic and diluted loss from discontinued operations per share of ($0.02) in the 2013 six month period. For the 2014 six month period, Griffin reported a net loss of ($1,205,000) and a basic and diluted net loss per share of ($0.23) as compared to net income of $1,198,000 and basic and diluted net income per share of $0.23 in the 2013 six month period.

Griffin’s loss from continuing operations in the 2014 six month period as compared to income from continuing operations in the 2013 six month period principally reflects: (a) the inclusion in the 2013 six month period of a pretax gain of $3,397,000 from the sale of Griffin’s investment in Shemin Nurseries Holding Corp. and (b) an operating loss of ($1,051,000) incurred in the 2014 six month period as compared to operating income of $201,000 in the 2013 six month period. The lower operating results in the 2014 six month period as compared to the 2013 six month period principally reflect lower revenue and gain from property sales in the 2014 six month period. Both the 2014 and 2013 six month periods include the recognition of revenue and gain from property sales that were closed in the respective previous years (see below). An increase in rental revenue in the 2014 six month period as compared to the 2013 six month period was partly offset by an increase in operating expenses of rental properties.

Property sales revenue in the 2014 second quarter and 2014 six month period includes only the recognition of previously deferred revenue from the sale approximately 90 acres of undeveloped land in Windsor, Connecticut (the “Windsor Land Sale”) that closed in the 2013 fourth quarter. Under the terms of the Windsor Land Sale, Griffin and the buyer will each construct roadways connecting the parcel sold with existing town roads. The Windsor Land Sale is being accounted for using the percentage of completion method under which the total revenue of approximately $9,000,000 and the estimated total pretax gain of approximately $6,700,000 are being recognized as total costs related to the Windsor Land Sale are incurred. From the closing of the Windsor Land Sale through the end of the 2014 second quarter, Griffin Land has recognized approximately $3,000,000 of revenue and approximately $2,300,000 of pretax gain on the Windsor Land Sale. The remaining revenue and gain are expected to be recognized mostly in the third and fourth quarters of fiscal 2014. Property sales revenue in the 2013 second quarter and 2013 six month period included only the recognition of previously deferred revenue from the sale approximately 93 acres of undeveloped land in Windsor, Connecticut to Dollar Tree Distribution, Inc. that closed in fiscal 2012 and was also accounted for under the percentage of completion method.

Griffin’s discontinued operations reflect the growing operations of its landscape nursery business, Imperial Nurseries, Inc. (“Imperial”) that were sold (the “Imperial Sale”) effective January 8, 2014 to Monrovia Nursery Company (“Monrovia”), a private company grower of landscape nursery products. Under the Imperial Sale, Imperial’s inventory and certain other assets were sold to Monrovia.

 Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The forward-looking statements disclosed herein are based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin. Griffin’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various important factors, including those set forth in Item 1A under the heading “Risk Factors” of Griffin’s Annual Report on Form 10-K for the fiscal year ended November 30, 2013 filed with the Securities and Exchange Commission on February 13, 2014. Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.

Griffin Land & Nurseries, Inc.
Consolidated Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	Second Quarter Ended,			Six Months Ended,
	May 31, 2014	June 1, 2013		May 31, 2014	June 1, 2013

Rental revenue	$5,064	$4,798		$10,030	$9,539
Revenue from property sales (1)	277	1,590		370	2,474
Total revenue	5,341	6,388		10,400	12,013

Operating expenses of rental properties	1,747	1,723		4,198	3,787
Depreciation and amortization expense	1,638	1,727		3,279	3,320
Costs related to property sales	70	222		94	365
General and administrative expenses	1,696	2,135		3,880	4,340
Total costs and expenses	5,151	5,807		11,451	11,812

Operating income (loss) (1)	190	581		(1,051)	201

Interest expense (2)	(774)	(965)		(1,678)	(1,943)
Investment income	141	51		188	51
Gain on sale of common stock in Centaur Media plc	-	-		318	504
Loss on debt extinguishment	-	(286)	(3)	-	(286)	(3)
Gain on sale of investment in Shemin Nurseries Holding Corp.	-	-		-	3,397
(Loss) income before income tax benefit (provision)	(443)	(619)		(2,223)	1,924
Income tax benefit (provision)	218	225		900	(634)

(Loss) income from continuing operations	(225)	(394)		(1,323)	1,290

Discontinued operations, net of tax:
Income (loss) from landscape nursery business, including gain (loss) on sale of assets of $3 and ($28), net of tax, in the 2014 second quarter and 2014 six month period, respectively	390	282		118	(92)

Net income (loss)	$165	$(112)		$(1,205)	$1,198

Basic net income (loss) per common share:
(Loss) income from continuing operations	$(0.04)	$(0.08)		$(0.26)	$0.25
Income (loss) from discontinued operations	0.07	0.06		0.03	(0.02)
Basic net income (loss) per common share	$0.03	$(0.02)		$(0.23)	$0.23

Diluted net income (loss) per common share:
(Loss) income from continuing operations	$(0.04)	$(0.08)		$(0.26)	$0.25
Income (loss) from discontinued operations	0.07	0.06		0.03	(0.02)
Diluted net income (loss) per common share	$0.03	$(0.02)		$(0.23)	$0.23

Weighted average common shares outstanding
for computation of basic per share results	5,147	5,142		5,147	5,141

Weighted average common shares outstanding
for computation of diluted per share results	5,147	5,142		5,147	5,147

(1) Property sales revenue in the 2014 second quarter and 2014 six month period reflects only the recognition of previously deferred revenue form the sale of approximately 90 acres of undeveloped land in Windsor, Connecticut (the "Windsor Land Sale") that closed in the 2013 fourth quarter and is being accounted for under the percentage of completion method. Total sale proceeds from the Windsor Land Sale were approximately $8,900,000 and a total pretax gain on sale is expected to be approximately $6,700,000 after all costs are incurred. Property sales revenue in the 2013 second quarter and 2013 six month period reflects only the recognition of previously deferred revenue form the sale of approximately 93 acres of undeveloped land in Windsor, Connecticut to Dollar Tree Distribution Inc. (the "Dollar Tree Sale") that closed in the fiscal 2012 fourth quarter and was also accounted for under the percentage of completion method. Total sale proceeds and pretax gain from the Dollar Tree Sale were approximately $7,200,000 and approximately $6,000,000, respectively.

(2) Interest expense is primarily for mortgages on Griffin Land's rental properties.

(3) Reflects the writeoff of deferred costs related to Griffin Land's mortgage loan with First Niagara Bank ("First Niagara") and a fee paid to First Niagara in connection with a modification of the mortgage loan with First Niagara that reduced the interest rate under a mortgage loan with First Niagara from 5.25% to 3.91% for the remaining term of the loan, which matures in January 2020.